Pricing Supplement No. 4 dated November 30, 1998            Rule 424(b)(3)

(To Prospectus dated August 20, 1996 and
   Prospectus Supplement dated August 20, 1996)

Maytag Corporation
Medium-Term Notes, Series B, Floating Rate Notes

-Trade Date: November 25, 1998     -Original Issue Date: December 3, 1998
-Principal Amount: $15,000,000     -Net Proceeds to Issuer: $14,977,500
-Paying Agent: The First National  -Authorized Denominations: $1,000
     Bank of Chicago
-Issue Price: See below            -Overdue Rate: N/A
-Selling Agent's Discount: $22,500 -CUSIP: 57859HBM5
-Interest Payment Dates: Each March 3, June 3, September 3,
     December 3 - commencing March 3, 1999
-Stated Maturity: December 3, 1999

-Form:       X      Book-Entry     -Depositary: The Depository Trust
                                                       Company
          ____ Certificated        -Sinking Fund:        ____
                                   -Amortizing Note: ____
-Interest:
 -Rate Basis:____Commercial Paper Rate  ____CD Rate   ____CMT Rate
             ____Federal Funds Rate     ____11th District Cost of Funds
                                             Rate
             ____Kenny Rate               X  LIBOR (Telerate Page 3750)
                                                            ____Prime Rate
             ____Treasury Rate          ____Other (see attached)
 -Initial Interest Rate: Determined     -Interest Determination Dates:
           as described herein               Second London Business Day
                                        prior to each Interest Reset Date
 -Reset Period: Quarterly               -Index Maturity: Three Months
 -Interest Reset Dates: Each March 3,
     June 3, September 3, December 3 -   -Minimum Interest Rate: N/A
     commencing December 3, 1998         -Maximum Interest Rate: N/A
                                         -Calculation Agent: The First
                                                 National Bank of Chicago
     -Spread: plus 0.25%
     -Spread Multiplier: N/A

Optional Redemption:  X     The Notes cannot be redeemed prior to maturity
                    ___     The Notes may be redeemed prior to maturity
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:

Option to Elect Repayment:
        X  The Notes cannot be repaid prior to maturity
     ____  The Notes can be repaid prior to maturity at the option of the holder
     Optional Repayment Price(s):
     Optional Repayment Date(s):

-Original Issue Discount Note:     ____ Yes
                                     X   No
     Total Amount of OID:
     Original Yield to Maturity:
     Initial Accrual Period OID:
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     Issue Price:

Name of Agent:  Donaldson, Lufkin & Jenrette Securities Corporation
Capacity: _____Agent    X    Principal
If as principal:     The Notes are being offered at varying prices
                    related to prevailing market prices at the time of
                    resale.
                  X   The Notes are being offered at a fixed initial public
                    offering price of 100% of Principal Amount.

Other Provisions:                       Annex Attached:  ____